Exhibit 99.2

News Release

CDI Corp. Declares Third Quarter 2015 Dividend

Philadelphia (August 4, 2015) - CDI Corp. (NYSE: CDI) today announced that its Board of Directors has authorized a third quarter 2015 dividend of $0.13 per share. The dividend is payable on September 1, 2015, to holders of record as of the close of business on August 18, 2015.

About CDI

CDI Corp. (NYSE: CDI) provides client-focused engineering, information technology and staffing solutions. Our customers operate in a variety of industries, ranging from Oil, Gas & Chemical to Aerospace and Industrial Equipment, and High Technology, and include corporate, federal, state and municipal entities. We serve customers through offices and delivery centers in the United States, Canada and the United Kingdom. We also provide staffing services through our global MRINetwork® of franchisees. Learn more at www.cdicorp.com

Contact:

Vincent J. Webb

Vice President, Investor Relations and Communications

(215) 636-1240

Vince.Webb@cdicorp.com